EXHIBIT 99.1
May 13, 2026

Atmus Filtration Technologies Declares Quarterly Dividend

NASHVILLE, Tenn. – Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU), a global leader in the filtration industry, announced today that its Board of Directors has declared a quarterly cash dividend in the amount of $0.055 per common share, payable on June 10, 2026, to shareholders of record at the close of business on May 26, 2026.

About Atmus Filtration Technologies Inc.
Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU) is a global leader in filtration and media solutions. With more than 65 years of innovation and engineering expertise to deliver high-performance filtration solutions, Atmus operates through two business segments: Power Solutions, which serves global on- and off-highway equipment markets through its trusted Fleetguard® brand; and Industrial Solutions, which addresses commercial and industrial HVAC applications, and high- growth end markets including data centers and power generation environments – through its dependable Koch Filter® brand. Headquartered in Nashville, Tenn., Atmus employs nearly 5,000 people worldwide who are committed to creating a better future by protecting what is important. Learn more at https://www.atmus.com.

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Media Contacts

Investor relations:
Todd Chirillo
investor.relations@atmus.com

Media relations:
Jayme Owen
media.inquiries@atmus.com